Exhibit 99.2

FOR IMMEDIATE RELEASE

Contact:
Timothy A. Bonang
Manager of Investor Relations
(617) 796-8367
www.fivestarqualitycare.com

Five Star Terminates 10 Sunrise Agreements

NEWTON, MA (April 6, 2006): Five Star Quality Care, Inc. (AMEX: FVE) today sent notices to Sunrise Senior Living Services, Inc. (NYSE: SRZ) to terminate agreements for 10 senior living communities which Sunrise currently operates for Five Star's account.

The 10 communities are located in the following states: Texas (3 communities with 1,024 living units); Delaware (3 communities with 569 living units); Arizona (2 communities with 617 living units); Indiana (1 community with 221 living units); and Florida (1 community with 85 living units).

Pursuant to contract terms, the terminations will be effective 120 days after the notices were sent. Five Star intends to request that the transition process be accelerated and has begun discussions with Sunrise regarding this and other matters, but it is unknown whether Sunrise will agree to do so. After the agreements are terminated, Five Star will manage these communities for its own account and will no longer pay on-going fees to Sunrise. The fees paid to Sunrise for these 10 communities during the full year 2005 were approximately $8 million.

Five Star has calculated the termination payments payable to Sunrise to be approximately $90 million. These amounts will be expensed by Five Star. Five Star expects to fund these termination payments using cash on hand and proceeds of its recently completed offering of 11.5 million common shares (including the sale of 1.5 million common shares pursuant to the underwriters' over-allotment option which was exercised yesterday).

After the termination notices announced today become effective, Sunrise will continue to operate seven senior living communities with 1,842 living units for Five Star.

Five Star Quality Care, Inc. is a healthcare services company which operates senior living communities. Five Star owns and leases 153 communities with over 17,100 separate living units located in 28 states. These communities include independent living, assisted living and skilled nursing facilities. Five Star operates four institutional pharmacies, one of which provides mail order pharmaceuticals to the general public. Five Star also recently agreed to lease and operate two rehabilitation hospitals when required regulatory approvals are obtained. Five Star is headquartered in Newton, Massachusetts.

WARNING CONCERNING FORWARD LOOKING STATEMENTS

THIS PRESS RELEASE CONTAINS FORWARD LOOKING STATEMENTS WITHIN THE MEANING OF THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995 AND FEDERAL SECURITIES LAWS. THESE STATEMENTS REPRESENT FIVE STAR'S BELIEFS AND EXPECTATIONS, BUT THEY MAY NOT OCCUR. FOR EXAMPLE:

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ALTHOUGH ITS EXPECTATION IS OTHERWISE, FIVE STAR MAY BE UNABLE TO OPERATE THE COMMUNITIES WHICH ARE SUBJECT TO THE 10 AGREEMENTS FOR ITS OWN ACCOUNT IN A MANNER WHICH IS AS PROFITABLE AS, OR MORE PROFITABLE THAN, THEY HAVE BEEN OPERATED BY SUNRISE. FURTHERMORE, THE TERMINATION OF THESE 10 AGREEMENTS MAY NOT IMPROVE FIVE STAR'S FINANCIAL RESULTS OR MAY CAUSE IT TO EXPERIENCE OPERATING LOSSES.

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THE OPERATING AND FINANCIAL PERFORMANCE OF THE COMMUNITIES WHICH ARE THE SUBJECT OF THE 10 AGREEMENTS MAY DETERIORATE BEFORE FIVE STAR IS ALLOWED TO ASSUME THEIR OPERATIONS PURSUANT TO THE TERMS OF SUCH AGREEMENTS.

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THE OPERATING AND FINANCIAL PERFORMANCE OF THE 7 COMMUNITIES WHICH SUNRISE WILL CONTINUE TO OPERATE FOR FIVE STAR'S ACCOUNT MAY DETERIORATE IN THE FUTURE AND MAY CAUSE FIVE STAR TO EXPERIENCE OPERATING LOSSES.

•	SUNRISE MAY DISPUTE FIVE STAR'S CALCULATION OF THE TERMINATION FEES.

•	FIVE STAR MAY BE UNABLE TO OBTAIN REGULATORY APPROVALS TO OPERATE THE TWO REHABILITATION HOSPITALS REFERENCED ABOVE.

•	THE UNDERWRITERS PURCHASE OF 1,500,000 SHARES PURSUANT TO THE OVERALLOTMENT OPTION MAY NOT CLOSE.

INVESTORS ARE CAUTIONED NOT TO PLACE UNDUE RELIANCE UPON ANY FORWARD LOOKING STATEMENTS.

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